Exhibit 99.1

            MEDIFAST ELECTS TWO NEW MEMBERS TO ITS BOARD OF DIRECTORS

    OWINGS MILLS, Md., Oct. 2 /PRNewswire-FirstCall/ -- Medifast, Inc.
(NYSE: MED) today announced the addition of two new independent members to the Board of Directors of the Owings Mills, Md. based meal replacement company. Dennis M. McCarthy, Esq. and Charles P. Connolly, Jr. were elected at the Medifast, Inc. Board of Directors meeting October 2, 2006. The Board now consists of 9 directors, including the Chairman of the Board.

    "The Board is extremely pleased to welcome its two newest directors," said Bradley T. MacDonald, chairman of the board. "The professionalism, ethics, and experiences that these two gentlemen bring to the Board will add invaluable insight and expertise that will elevate Medifast, Inc."

    Medifast's Board of Directors, at its annual board retreat in early June decided to add an additional two board members with one able to become the company's "financial expert" as a member of the audit committee. The Board will now have nine members with six members classified as "Independent Directors" according to the rules of the New York Stock Exchange and SEC regulations.

    Mr. McCarthy practiced law for 21 years as a civil litigator in tort and contract cases. He was the founding member and managing partner of a Columbus, Ohio based law firm. Additionally, he served active duty in the U.S. Marine Corps for 16 years and served 22 years in reserve service. Mr. McCarthy retired in 2005 in the grade of Lieutenant General, having been the first Marine Reservist to serve in that grade. Mr. McCarthy is currently the Chief Executive of the Reserve Officers Association, a congressionally chartered association to support the reserve and guard forces of the United States.

    Mr. Connolly is currently a consultant focusing on bank relationships, debt refinancing, merger and acquisition strategy and executive compensation design. Mr. Connolly spent 29 years at First Union National Bank that merged with Wachovia Bank in 2001. He retired in 2001 as the President and CEO of First Union National Bank.

    About Medifast, Inc.

    Medifast has been helping people lose weight and achieve better health for 25 years. Its meal replacement foods have been proven effective in multiple clinical studies, recommended by over 15,000 physicians and used by more than 1 million customers. Medifast offers its customers world-class customer service and nutrition support through a variety of program options for its customers.

    This release contains forward-looking statements, which may involve known, and unknown risks, uncertainties and other factors that may cause Medifast's actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Medifast cautions investors not to place undue reliance on forward-looking statements, which speak only to management's expectation on this date.

SOURCE  Medifast, Inc.
    -0-                             10/02/2006
    /CONTACT: Medifast, Inc. Investor Relations, ir@medifastdiet.com ; or Media, Kerry O'Neill of Warschawski, +1-410-367-2700/
    /Web site:  http://www.medifastdiet.com/